Exhibit 99.1

FOR IMMEDIATE RELEASE

WINLAND ELECTRONICS, INC. ANNOUNCES FIRST QUARTER

EARNINGS FOR 2004

CONTACT: Lorin E. Krueger	Matthew Hayden
Chief Executive Officer	Brett Maas
(507) 625-7231	Hayden Communications
http://www.winland.com/	(843) 272-4653

➢ 9TH CONSECUTIVE QUARTER OF PROFITABILITY

➢ COMPANY INVESTS IN TECHNICAL CAPABILITIES AND GROWTH

MANKATO, Minn. /April 28, 2004 / PR Newswire / Winland Electronics, Inc. (Amex: WEX), a product realization company and a leader in Electronic Manufacturing Services (EMS), announced today its financial results for the quarter ended March 31, 2004.

Revenues for the first quarter ended March 31, 2004 were $5.2 million, a slight decrease compared to the $5.4 million reported in the comparable prior year period. Gross profits for the quarter were $1.4 million, compared to the $1.4 million for the first quarter of 2003. General and administrative expenses increased due to higher expenses related to corporate governance and investor relations and salary increases compared to the same period one year ago. The increased sales and marketing efforts of Winland resulted in sales and marketing expenses of $316,538 for the quarter, compared to expenses of $231,919 reported for the first quarter of 2003. Income from operations was $372,445 compared to income from operations of $606,794 for the same period last year. Net income for the first quarter was $218,525, or $0.06 per diluted share, compared to net income of $358,691, or $0.11 per diluted share, for the first quarter of 2003. This marked the Company’s ninth consecutive quarter of profitability.

Lorin Krueger, Winland’s chief executive officer, commented, “We are pleased to report our ninth consecutive profitable quarter. While declines in revenue and net income were expected due to the reduction in the business with one of our customers, Johnson Outdoors, Inc., that we announced last year, I am pleased with the progress we have made in replacing this business with revenue from new customers. Revenue diversity, growth and technical expansion are our top priorities. In this past quarter we had 21 new product introductions (NPI) in manufacturing. Startup costs for these new programs, as well as implementation of our new assembly systems have resulted in higher cash utilization and expense, as expected with the commencement of new business. We also invested in improving our technical capabilities, including the addition of a new state of the art assembly line for Surface Mount Technology (SMT), the most widely used technology for circuit board assembly, and the skilled staff to operate these systems. These important initiatives have positioned Winland for future success in the long-term, but have resulted in a reduction of our cash position in the near-term. Inventories have increased also as a result of the startup of new business for our customers.”

Mr. Krueger concluded, “Management is focused on leveraging the expertise, technical prowess and strategic advantages we have built and continue to build, while making the necessary investments to capitalize on new business opportunities, which emanate through the expected recovery of the technical manufacturing sector. We have addressed our need to both grow and diversify our revenue base by increasing our sales and marketing staff. In addition, we are focused on increased sales in our proprietary product group, which sells to the security industry.”

Winland Electronics based in Mankato, Minnesota, designs and manufactures custom electronic control products and systems for the Original Equipment Manufacturing (OEM) marketplace, as well as proprietary products for the security/industrial markets. For more information, please visit www.winland.com.

Forward Looking Statements:

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including, but not limited to expectations about future operating results, involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues which arise with any of the Company’s customers. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the company’s financial results can be found in the company’s Reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

-Tables Follow-

WINLAND ELECTRONICS, INC.
STATEMENTS OF INCOME
For the Three Months Ended March 31, 2004 and 2003
(UNAUDITED)

	2004	2003
Net sales	$5,159,559	$5,443,154
Cost of sales	3,798,450	4,028,911

Gross profit	1,361,109	1,414,243

Operating expenses:
General and administrative	467,587	379,093
Sales and marketing	316,538	231,919
Research and development	210,399	196,437

	994,524	807,449

Operating income	366,585	606,794

Other income (expenses):
Interest expense	(30,030)	(43,330)
Other, net	13,970	227

	(16,060)	(43,103)

Income before income taxes	350,525	563,691
Income tax expense	(132,000)	(205,000)

Net income	$218,525	$358,691

Earnings per share data:
Basic	$0.07	$0.11
Diluted	0.06	0.11
Weighted-average number of common shares outstanding:
Basic	3,357,148	3,275,976
Diluted	3,585,163	3,353,967

BALANCE SHEET HIGHLIGHTS

	March 31,	December 31,
	2004	2003
Cash	$467,494	$1,412,058
Total Current Assets	$5,927,302	$6,041,208
Net Property and Equipment	$4,364,376	$3,592,740
Total Assets	$10,291,787	$9,634,122
Total Current Liabilities	$3,996,865	$2,459,579
Total Long-Term Liabilities	$411,063	$1,513,789
Shareholder’s Equity	$5,883,859	$5,660,754
Total Liabilities and Equity	$10,291,787	$9,634,122